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MORGAN STANLEY

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Morgan Stanley Compensation and Governance Practices

April 2015

Executive Summary

Executive Summary

[] Morgan Stanley's Board of Directors unanimously recommends that shareholders vote:

1.  FOR: Non-binding   advisory vote approving compensation of named executive
officers ("Say on Pay")

-- For the second consecutive year, Morgan Stanley's annual performance for shareholders outperformed all its competitors: 25% total shareholder return versus 3% global peer average

-- In 2014, the Firm continued to make progress on important strategic priorities, including improvement in Wealth Management pre-tax  margin, Morgan
Stanley U. S.  Bank growth, and increased capital return to shareholders

-- As a result, the CEO's total compensation was set at $22.5   million with
shareholder aligned features: 72% is deferred over three years and subject to clawback, and 40% of the total deferred compensation is delivered through future performance oriented equity awards where realization is subject to relative total shareholder returns and achievement of Firm return on equity
(ROE) targets over a three-year  period

2.  FOR: Increase in shares available for grant under the 2007 Equity Incentive
Compensation Plan (EICP) by 25 million shares

-- These shares will be sufficient to maintain employee / shareholder alignment by having deferred equity as the major component of deferred compensation

-- The 25 million shares requested is less than the net number of shares bought back since 2013 through the share repurchase program

3.  FOR: The election of all Director nominees

4.  FOR: The ratification of Deloitte and Touche LLP's appointment as the
Firm's independent auditor

[] Morgan Stanley's Board of Directors unanimously recommends that shareholders vote:

1.  AGAINST: Proposal to publish special annual report on lobbying expenses.
MS already prohibits corporate political contributions in the
U. S. , even when permitted by law, and provides all lobbying disclosures required by federal and state law.  MS participates in trade associations that represent its interests, and now discloses principal memberships on its website

2.  AGAINST: Proposal to amend company bylaws to exclude votes to abstain from vote counts.  The option to vote "abstain" and have that vote  counted is clearly disclosed, valued by shareholders, and considered good corporate governance

3.  AGAINST: Proposal to publish a report identifying "senior officers"
eligible for vesting of deferred equity compensation for government service and related dollar amounts.  MS permits all employees to enter government service without forfeiting previously awarded deferred compensation if certain conditions are met, and already clearly discloses the potential estimated dollar amounts for its named executive officers in the proxy statement

1. 2014 CEO Target Compensation Range

Morgan Stanley's Compensation, Management

Development and Succession (CMDS) Committee Uses a Principles Driven Approach
to Determine Executive Compensation

Establish a Target [] Consistent with the approach in 2013, a target compensation range for Morgan Stanley's CEO was set Range of by the CMDS
Committee at the beginning of 2014.  In setting the compensation range, the
CMDS
Compensation Committee considered historical 2013 compensation at peer firms, among other factors

Compensation
[] The compensation awarded to the CEO within the target range is based on Firm performance for
Based on shareholders and the achievement of the Company's strategic and financial objectives
Performance

3

[] In total, 72% of CEO compensation is deferred over a period of three years and is subject to market, cancellation, and clawback risk
Compensation
Structure is Aligned [] 67% of CEO deferred compensation is delivered through deferred equity awards to ensure alignment with Shareholders' with shareholders' interests
Interests [] 40% of CEO deferred compensation is long-term incentive compensation, which is three-year forward- looking and tied to both relative shareholder returns and return on equity

1. 2014 CEO Target Compensation Range

Evaluating CEO Performance and Determining Compensation

- At the start of 2014, the CMDS Committee established a 2014 CEO target compensation range of $13 million or less to $23 million or more. Consistent with the approach in 2013, this range was informed by historical compensation at peer firms of similar size, scope, and complexity (i.e., five large U.S. banks as well as eight other leading financial companies in the S&P 100 index[1]), among other factors
- The matrix below provides the established framework to determine the 2014 CEO compensation, within the target range of up to $23 million or more for superior performance and down to $13 million or less for subpar performance

2013 Peer CEO Pay[2]

$ Million	13 Financial Companies In S&P 100	5 Large U.S. Banks
High	$29	$29
75th Percentile	$19	$20
50th Percentile	$15	$19
25th Percentile	$14	$14.5
Low	$11	$14

MS CEO Compensation Range

$23 Million or More



$18 Million

Expected Range of Annual Performance Compensation + Long-Term Incentive Award

$13 Million or Less

Evaluating MS CEO Performance

- CEO and Firm performance, as well as shareholder returns, substantially exceed expectations

---

- CEO performance exceeds expectations
- Strong Firm performance and shareholder returns with some room for continued progress

---

- CEO performance meets expectations
- Firm performance and shareholder returns generally in line with peers with room for continued progress

---

- CEO performance could be improved
- Firm performance and shareholder returns could be improved

- CEO and/or Firm performance, as well as shareholder returns, substantially below expectations

Morgan Stanley

Notes
1. Peer group includes (i) five large U.S. banks: Bank of America, Citigroup, Goldman Sachs, JPMorgan Chase, Wells Fargo; and (ii) other financial companies in S&P 100 index: AIG, Allstate, American Express, BNY Mellon, Capital One, Mastercard, MetLife, US Bancorp
2. Includes both Annual Compensation and Long-Term Incentive Awards

4

2. Factors for Consideration in Setting 2014 CEO

 Compensation

A. Shareholder Return

Morgan Stanley's 2014 Total Shareholder Return Was

Strong and Outperformed Peers for the Second Consecutive Year

[] Morgan Stanley's shareholder performance continued to be strong -- both on an absolute basis (+25%) and relative to peers

Source Bloomberg

Note
1. Total shareholder return is the change in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period

2. Factors for Consideration in Setting 2014 CEO

 Compensation

B. Strategic Progress5.

Morgan Steadily i anley Continued to Mak Progress on Important Strategic
Objectives in 2014

Progress on Strategic Objectives in 2014

6. Achieve

See slides 18 and 19 ("End Notes") for additional information related to the metrics presented on this page

2.  Factors for Consideration in
    Setting 2014 CEO
    Compensation

2014 CEO Compensation Was Based on the

Compensation Committee's Assessment of CEO and Morgan Stanley's Performance

Evaluating MS CEO Performance

[] CEO and Firm performance, as well as shareholder returns, substantially exceed expectations

[] CEO performance exceeds expectations
[] Strong Firm performance and shareholder returns with room for continued
progress

[] CEO performance meets expectations
[] Firm performance and shareholder returns generally in line with peers with room for continued progress

[] CEO performance could be improved
[] Firm performance and shareholder returns could be improved

[] CEO and/or Firm performance, as well as shareholder returns, substantially below expectations

2014 MS CEO Compensation Decision

2014 MS CEO Compensation Awarded:

$22.5   Million

[] Morgan Stanley's shareholder performance extremely strong --#1 compared to both its U. S.  and global peers

[] CEO performance outstanding --as MS continued to successfully execute strategy set by CEO

[] Good progress (excluding the impact of the subsequent event) with room for continued improvement on Return on Equity

2. Factors for Consideration in Setting 2014 CEO Compensation

Morgan Stanley CEO Compensation Remains Aligned With Performance

- Due to outstanding CEO performance and strong shareholder returns, the CMDS committee approved CEO compensation of $22.5 million in 2014 (25% year-over-year change in line with shareholder returns). On February 25, 2015, following the CMDS Committee's assessment of Morgan Stanley's 2014 performance for compensation purposes in January 2015, legal reserves were increased by $2.8 billion for legacy (pre-2008) residential mortgage matters. The CMDS Committee subsequently determined that its 2014 compensation decision for the CEO should not change

MS CEO Compensation 2010 – 2014

$ Million

Annual Compensation



14.0
10.5
9.8
18.0
22.5

	2010	2011	2012	2013	2014
Summary Compensation Table View ($ Million)[7]	$15.2	$13.0	$10.7	$14.4	$23.3
Total Shareholder Return					
MS	(7%)	(44%)	28%	65%	25%
Global Peer Average[8]	1%	(33%)	41%	27%	3%
U.S. Peer Average[8]	10%	(36%)	54%	36%	13%
S&P 500 Fin. Index	12%	(17%)	29%	36%	15%
MS Reported ROE	9%	4%	(0%)	4%	5% (9% Excluding impact of subsequent event)
MS ROE Excl. DVA	10%	(0.3%)	5%	5%	4% (8% Excluding impact of subsequent event)

Source Bloomberg, Capital IQ

See slide 19 ("End Notes") for additional information related to the metrics presented on this page

Morgan Stanley

8

3. 2014 CEO Compensation Structure and Governance

Morgan Stanley Changed Its Compensation Deferral Policy in 2014 to Reduce
Ongoing Fixed Obligations and Compensation / Net Revenue Ratios, While
Maintaining Substantial Deferral Levels

Change in Compensation Structure

[] On December 1, 2014, the Compensation, Management Development and Succession
Committee approved a reduction in average discretionary incentive compensation deferral from a baseline of approximately 80% in 2013 to approximately 50% in
2014 (with more highly compensated employees continuing to be subject to higher deferral levels)

[] This change in Morgan Stanley's deferral policy:
-- Affects employees receiving discretionary deferred compensation, including the CEO
-- Reflects the stability of the franchise
-- Reduces the overhang of prior-year deferrals, thereby lowering future year compensation / net revenue ratios and fixed obligations in Institutional
Securities, which accounts for nearly 80% of Firmwide deferred compensation

[] Morgan Stanley's new deferral level is more consistent with deferral levels of its global peers and remains at the high end of historical deferral levels of its U.S. peers

Target Compensation / Net Revenue Ratio(1)

Institutional
                                 [] 39% in 2015 Securities

Wealth
                                  [] 55% over time Management

Investment
[] 40% over time
Management

Note
1. Assumes: (i) flat revenue environment for ISG and (ii) flat interest rate environment for Wealth Management. The attainment of these targets may be impacted by external factors that cannot be predicted at this time, including macroeconomic and market conditions and future regulations

3. 2014 CEO Compensation Structure and Governance

72% of 2014 CEO Compensation Is Deferred and 40% of Deferred Compensation Is
Directly Linked to Future Performance

MS 2014 CEO Compensation Elements

Deferred Compensation (72%)

Deferred Cash and Deferred Equity

[] Deferred over three years

[] Subject to cancellation and clawback

2015-17 Long-Term   Incentive Compensation

[] Realizable value determined after three years (2015-2017),  based equally on two performance metrics: target average ROE of 10% and shareholder returns relative to the SandP Financials Index

[] Payout can range from 0 -- 1.5x  target, depending on performance relative to target.  TSR portion will not exceed 1.0x,  if there is negative TSR for the performance period

[] Subject to cancellation and clawback

Current Compensation (28%)

Base Salary

[] CEO base salary is equal to the median salary for the CEOs of the top five
U. S.  banks

Cash Bonus

[] Cash bonus was awarded consistent with the Firmwide deferral schedule

3. 2014 CEO Compensation Structure and Governance

Structure of CEO Compensation Results in Strong Alignment With Shareholder
Interests

Compensation Element Comment

 Substantial deferral of above base
1 [] 72% of total CEO compensation is deferred over three years compensation

2  Clawbacks [] Clawback covers material adverse outcomes, even absent misconduct

[] 40% of total CEO deferred compensation is performance-based  long-term incentive
 Performance-based  long-term   incentive awards
3 award remains a significant portion of total deferred compensation [] Maximum payout for superior performance relative to target is 1.5x,  minimum payout is
0x

 Equity-based  compensation is a significant
4 [] 67% of total CEO deferred compensation is equity-based   portion of total
deferred compensation

[] NEOs and other Operating Committee members must retain at least 75% of equity
5  Share retention requirement awards granted during tenure on the Operating
Committee (less allowances for option exercise and taxes)

 Prohibited from hedging, selling short, or [] NEOs and other Operating
Committee members are prohibited from engaging in
6
trading derivatives hedging strategies, selling short or trading derivatives with Company securities

[] No automatic vesting on change-in-control.     Double trigger in place since
2007 (i. e. ,
7  Change-in-control   change in control and termination within 18 months of
change in control required for vesting)

[] In 2013, CEO employment letter was amended to eliminate a clause dating back to
8  No excise tax gross-up his hire in 2006 that obligated Morgan Stanley to
gross-up   any excise taxes due on payments resulting from a change-in-control of Morgan Stanley

4. EICP Share Request Proposal

Overview of EICP Share Request Proposal

[] The Board of Directors recommends adding 25 million shares to the EICP
Proposal

[] Morgan Stanley believes that a portion of employee compensation should be awarded in shares to align employee and shareholder interests

[] The Company last amended the plan in 2013 and requested 30 million shares, which 80% of voting shareholders approved

                         [] The Company strives to maximize employee and
shareholder alignment, while minimizing dilution.  Since the last amendment to
Rationale the plan, the Company re-initiated  a share repurchase program in
2013 with regulatory approval

[] The Company (is) requesting additional 25 million shares, which is less than the 47 million13.4% (shares)3.0%repurchased since 2013
[] Furthermore, the company recently announced a $3.1   billion share
repurchase program (85 million shares at $36.3111.8% 12.4%  closing price on
March 23, 2015)

Impact

Notes
1. Overhang equals the number of shares outstanding from prior grants and available for future grants as a percent of average common shares outstanding for the period
2. Burn rate equals the number of shares granted per year as a percent of average common shares outstanding for the period

5. Corporate and Risk Governance Highlights

Morgan Stanley's Board of Directors Has Relevant and Diverse Experience

- The Board of Directors has a diverse set of complementary skills, attributes, and perspectives. The Board has elected five new directors in the past two years and upon election at the 2015 annual meeting of shareholders, the average tenure of the Board will be approximately five years. Eleven director nominees are independent and the expansive role of the Independent Lead Director constitutes a counterbalance to the Chairman and CEO, who is the only Management director

Board Members	Select Experience[1]
James Gorman *Chairman and CEO (2010)*	• Previously President of MS, President of MS Wealth Management and Co-Head of Strategic Planning
Erskine B. Bowles *Independent Lead Director (2005)*	• Previously Co-Chair of National Commission on Fiscal Responsibility and Reform, President of University of North Carolina, White House Chief of Staff
Thomas H. Glocer *Operations & Technology Chair (2013)*	• Previously CEO of Thomson Reuters and M&A lawyer at Davis Polk & Wardwell
Robert H. Herz *Audit Chair (2012)*	• Currently President of Robert H. Herz LLC • Previously Chairman of Financial Accounting Standards Board and member of the International Accounting Standards Board
Klaus Kleinfeld *Director (2012)*	• Currently CEO of Alcoa Inc. • Previously President and COO of Alcoa Inc., CEO and President of Siemens AG
Jami Miscik *Director (2014)*	• Currently President and Vice Chairman of Kissinger Associates • Previously Global Head of Sovereign Risk at Lehman Brothers, Deputy Director of Intelligence at the CIA
Donald T. Nicolaisen *CMDS Chair (2006)*	• Previously Chief Accountant for the SEC, Senior Partner at PricewaterhouseCoopers

Board Members	Select Experience[1]
Hutham S. Olayan *Director (2006)*	• Currently senior executive and director of The Olayan Group and President & CEO of Olayan America Corp.
James W. Owens *Nominating & Governance Chair (2011)*	• Previously Chairman and CEO of Caterpillar Inc.
Ryosuke Tamakoshi *Director (2011)*	• Currently Senior Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. • Previously Chairman of Mitsubishi UFJ Financial Group
Masaaki Tanaka *Director (2011)*	• Currently Deputy President of Mitsubishi UFJ Financial Group (MUFG) • Previously Resident Managing Officer for the U.S. for MUFG and President and CEO of UnionBanCal Corporation
Dr. Laura D. Tyson *Director (1997)*	• Previously Dean of London Business School and Haas Business School, President's National Economic Advisor • Currently professor of Business Administration and Economics at Haas Business School
Rayford Wilkins, Jr. *Director (2013)*	• Previously CEO of Diversified Businesses at AT&T
Perry Traquina *Director Nominee*	• Previously Chairman, CEO, and Managing Partner of Wellington Management Company

Year in parenthesis indicates year in which director joined Board

Morgan Stanley

Note
1. For a detailed description of each director's professional experience and qualifications, skills and attributes, see pages 2-9 of the 2015 Proxy Statement

13

5. Corporate and Risk Governance Highlights

Morgan Stanley Is Committed to Maintaining Best in Class Governance Practices

[] Shareholders who own at least 25% of common stock have the ability to call a special meeting of shareholders

                                [] There are no supermajority vote requirements
in our charter or bylaws Governance [] All directors elected annually by majority vote standard
Highlights
[] We do not have a "poison pill" in effect

[] The Board oversees the Company's strategy and annual business plans as well as the Firm's practices and procedures relating to culture, values and conduct

[] The Risk Committee has oversight of major risk exposures, including market, credit, operational, liquidity, funding, reputational and franchise risk

                                   [] The Board has approved an Enterprise Risk
Management (ERM) framework that consists of management committees that report regularly to the Board through the Firm Risk Committee chaired by the CEO.
Recently, the Culture, Values, and Conduct Committee was added to the ERM framework Risk Governance [] Chief Risk Officer reports to CEO and Board Risk
Committee and regularly reviews risk matters with the Risk Committee and the full Board

[] Chief Risk Officer reviews incentive compensation arrangements with CMDS
Committee to confirm they do not encourage excessive or unnecessary risk-taking

[] Chief Risk Officer participates in review process for evaluating situations that could require clawback of previously awarded compensation or reduction of current year compensation

6. Shareholder Proposal

A. Special Report on Lobbying

Morgan Stanley's Board of Directors Recommends

Shareholders Vote Against Proposal to Publish Special Annual Report on Lobbying
Expenses

Reasons to Vote "Against"

[] Morgan Stanley already publicly discloses lobbying costs under the federal
Lobbying Disclosure Act and state and local laws where required -- creating a separate report is not necessary and would not be an effective use of corporate resources

[] Morgan Stanley prohibits corporate political contributions in the U. S. , including contributions to "Super PACs" -- even when permitted to do so by law.
 Morgan Stanley publishes a report on its website demonstrating compliance with this prohibition

[] Morgan Stanley instructs the U. S.  trade associations to which it belongs not to use payments made by Morgan Stanley for political activities, consistent with our policy

[] Morgan Stanley participates in trade associations and industry groups that represent the interests of the financial services industry and the broader business community and now discloses principal U. S.  trade association memberships on its website

6. Shareholder Proposal

B. Vote Counting Methodology

Morgan Stanley's Board of Directors Recommends Shareholders Vote Against
Proposal to Amend Company Bylaws to Exclude Votes to Abstain from Vote Counts

Reasons to Vote "Against"

[] Shareholder and company-sponsored proposals require a majority vote in favor for the proposal to be approved. In this context, shareholders who choose to vote can vote "for", "against" or "abstain"

[] Consistent with the default treatment under Delaware law, Morgan Stanley counts the votes of shareholders who vote "abstain" in the denominator when calculating percentage of support for the proposal. This standard applies identically and equally to shareholder proposals and company proposals

[] Morgan Stanley clearly discloses the vote treatment and effect of abstentions in the proxy statement. Shareholders are informed that if they
"abstain" on a proposal, their intent will be honored and such abstention will have the same practical effect as an "against" vote

[] Not counting abstentions would lower the approval standard for proposals.
Morgan Stanley's Board of Directors believes that as a matter of good governance, a majority of shareholders should affirmatively vote "for" an item

6. Shareholder Proposal

C. Vesting for Gov't Services

Morgan Stanley's Board of Directors Recommends

Shareholders Vote Against Proposal to Publish a Report Identifying "Senior
Officers" Eligible for Vesting of Deferred Equity Compensation for Government
Service and Related Dollar Amounts

Reasons to Vote "Against"

[] Morgan Stanley's Governmental Service Termination clause reinforces Morgan
Stanley's culture of public service and is aligned with the long-term interests of Morgan Stanley and our shareholders in attracting and retaining talented employees

[] All employees are subject to Morgan Stanley's Governmental Service
Termination clause, which serves to avoid conflicts of interest and only applies when employees are prohibited from owning Morgan Stanley stock by a government entity

[] Any awards vested and paid upon governmental service are based on an employee's past performance and remain subject to clawback if the employee triggers a cancellation event, including competitive activity

[] Morgan Stanley's publicly filed proxy statement already fully discloses the equity awards, and their potential estimated dollar amounts, held by its named executive officers that would vest due to governmental service

Endnotes

The following notes are an integral part of the Company's financial and operating performance described in this presentation:

General

[] A detailed analysis of the Company's financial and operational performance for 2014 is contained in the Management's Discussion and Analysis of Financial
Condition and Results of Operations in Part II, Item 7 of the Company's Annual
Report on Form 10-K for the year ended December 31, 2014 (2014 Form 10-K)

[] Pre-tax margin, return on equity from continuing operations, and return on equity from continuing operations excluding the impact of DVA are non-GAAP financial measures that the Company considers useful measures for investors to assess operating performance. For further information regarding these measures, see pages 57-61 of the 2014 Form 10-K

[] When used herein, "subsequent event" refers to the increase in legal reserves for a legacy (pre-2008) residential mortgage settlement and other legacy residential mortgage matters as reported on page 87 of the 2014 Form
10-K. On February 25, 2015, the Company reached an agreement in principle with the United States Department of Justice, Civil Division and the U.S. Attorney's
Office for the Northern District of California, Civil Division (collectively, the "Civil Division") to pay $2.6 billion to resolve certain claims that the
Civil Division indicated it intended to bring against the Company related to legacy residential mortgage matters. In connection with the resolution of this matter, the Company, subsequent to the announcement of the
Company's 2014 earnings on January 20, 2015, increased previously established legal reserves for this settlement and other legacy residential mortgage matters by $2.8 billion, which increased Other Expenses and decreased income from continuing operations by $2.7 billion for the year ended December 31, 2014

1. Pre-tax margin is calculated as income (loss) from continuing operations as a percentage of net revenues

2. The Company calculates its Basel III RWAs under the Basel III Advanced
Approach final rules

3. Non-compensation efficiency ratio is calculated as adjusted non-compensation expenses, divided by net revenues excluding the impact of DVA. The non-compensation efficiency ratio is a non-GAAP financial measure that the
Company considers to be a useful measure for investors to assess period to period operating performance. Adjusted non-compensation expenses are calculated as non-compensation expenses, less certain legal and other expenses. The reconciliation of adjusted non-compensation expenses (non-GAAP) to reported non-compensation expenses (GAAP) is as follows (amounts are presented in millions):

                                                                     2013     2014
                                                                        ($)      ($)
                                                                   -------- --------
Adjusted non-compensation expenses -- Non-GAAP                      9,791    9,847
Increase in legal expenses, 2013 and 2014, respectively, over 2012  1,554    3,013
Investments/impairments/write-offs                                    313         --
Non-compensation expenses -- GAAP                                  11,658   12,860

Endnotes (cont'd)

Page 6 (cont'd)

4. U.S. Bank loan balances include loans held for investment and loans held for sale and exclude loans at fair value, which are included in trading assets in the Company's consolidated statements of financial condition

5. DVA represents the change in fair value of certain of the Company's long-term and short-term borrowings outstanding resulting from the fluctuation in the Company's credit spreads and other credit factors. The Company believes that most investors assess its results exclusive of DVA

6. To determine the return on equity from continuing operations excluding the impact of DVA and the subsequent event, which is a non-GAAP measure, both the numerator and denominator were adjusted to exclude the impact of a subsequent event. The impact of the subsequent event on the return on equity measure was approximately 400 basis points

7. The Summary Compensation Table view (format specified by the SEC) represents cash compensation for the respective year (base salary, cash bonus, and deferred cash bonus) and equity awards granted in January of the respective year for prior year performance (e.g., 2014 compensation includes equity awards granted in January 2014 as part of the 2013 compensation cycle)

8. Global peer group includes U.S. peers: Bank of America, Citi, Goldman Sachs,
J.P. Morgan, Wells Fargo; and Non-U.S. peers: Barclays, Credit Suisse, Deutsche
Bank, UBS

9. To determine the return on equity from continuing operations excluding the impact of the subsequent event and the return on equity from continuing operations excluding the impact of DVA and the subsequent event, all non-GAAP measures, both the numerators and denominators were adjusted to exclude the impact of the subsequent event. The impact on both return on equity measures was approximately 400 basis points

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2014, which is available on www.morganstanley.com, or within this presentation. The endnotes on pages 18 and 19 are an integral part of this presentation.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2014.

The statements in this presentation are current only as of their respective dates.